    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2000


                                                   REGISTRATION NUMBER 333-89961
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       ON
                                    FORM S-3
                             (formerly on Form S-1)
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            PETROQUEST ENERGY, INC.
               (Exact Name of Registrant as Specified in Charter)

            DELAWARE                             1311                            98-0115468
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)          Identification Number)

                     400 E. KALISTE SALOOM ROAD, SUITE 3000
                           LAFAYETTE, LOUISIANA 70508
                                 (337) 232-7028
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                               CHARLES T. GOODSON
                            CHIEF EXECUTIVE OFFICER
                            PETROQUEST ENERGY, INC.
                     400 E. KALISTE SALOOM ROAD, SUITE 3000
                           LAFAYETTE, LOUISIANA 70508
                                 (337) 232-7028
      (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                             ---------------------

                                   Copies to:

                                ROBERT G. REEDY
                            PORTER & HEDGES, L.L.P.

                           700 LOUISIANA, 35TH FLOOR

                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0674
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE          AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED         PER SHARE(1)         OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------

Common stock, par value $.001 per share......     5,000,000             $1.734             $ 8,670,000            $2,411
-----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per share(2)...     3,000,000             $1.734             $ 5,202,000            $1,447
-----------------------------------------------------------------------------------------------------------------------------
TOTAL........................................     8,000,000               --               $13,872,000          $3,858(3)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the high and low prices per share of the common stock reported by the OTC Bulletin Board on October 25, 1999, or $1.734 per share.

(2) Issuable upon exercise of warrants for that number of shares at an estimated exercise price of $1.25 per share.

(3) This fee was paid in full upon the initial filing of the Registration Statement.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2000


PROSPECTUS

                                8,000,000 SHARES

                               [PETROQUEST LOGO]

                            PETROQUEST ENERGY, INC.

                                  COMMON STOCK

     The selling stockholders identified in this prospectus are offering

     - up to 5,000,000 shares of our common stock which are currently issued and outstanding and

     - up to 3,000,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our common stock.

     We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholders under this prospectus. However, we will receive approximately $3,750,000 if the warrants representing shares of our common stock in this offering are exercised.


     Our common stock is traded on the Nasdaq National Market System under the symbol "PQUE" and on the Toronto Stock Exchange under the symbol "PQU." The last reported sale price for our common stock on the Nasdaq National Market on January 31, 2000 was $1.8125. The last reported sales price for our common stock on the Toronto Stock Exchange on January 31, 2000 was $2.60.


     Our principal executive offices are located at 400 E. Kaliste Saloom Road, Suite 3000, Lafayette, Louisiana 70508, and our phone number is (337) 232-7028.

                             ---------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is February 1, 2000

                               TABLE OF CONTENTS


Risk Factors................................................    3
Use of Proceeds.............................................    9
Selling Stockholders........................................   10
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14


                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

     - Annual Report on Form 10-K for the year ended December 31, 1998;


     - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999, as amended;


     - Current Reports on Form 8-K as filed on May 7, August 9, December 17, and December 28, 1999; and

     - The description of our common stock contained in the Form 8-K filed September 16, 1998, as amended by the Form 8-K/A-1 filed December 10, 1999.

     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

     PetroQuest Energy, Inc.
     400 E. Kaliste Saloom Road, Suite 3000
     Lafayette, Louisiana 70508
     (337) 232-7028
     Attention: Chief Financial Officer

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ---------------------

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following factors before investing.

WE MAY NOT BE ABLE TO REPLACE OUR RESERVES OR GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

     We make, and will continue to make, substantial capital expenditures for the exploration, acquisition and production of oil and gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations and proceeds from bank borrowings. If our revenues or our borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. Additional debt or equity financing or cash generated by operations may not be available to meet these requirements.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO FIND, DEVELOP AND ACQUIRE ADDITIONAL OIL AND GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

     As is generally the case in the Gulf Coast region, many of our producing properties are characterized by a high initial production rate, followed by a steep decline in production. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance activities. Without successful exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be able to find and develop or acquire additional reserves at an acceptable cost or have necessary financing for these activities.

OIL AND GAS PRICES ARE VOLATILE AND A SUBSTANTIAL AND EXTENDED DECLINE IN THE PRICE OF OIL AND GAS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our revenues, profitability and future growth and the carrying value of our oil and gas properties depend to a large degree on prevailing oil and gas prices. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms also substantially depends upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond our control. These factors include:

     - weather conditions in the United States;

     - the condition of the United States economy;

     - the action of the Organization of Petroleum Exporting Countries;

     - governmental regulation;

     - political stability in the Middle East and elsewhere;

     - the foreign supply of oil and gas;

     - the price of foreign imports; and

     - the availability of alternate fuel sources.

Any substantial and extended decline in oil or gas prices would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, revenues, profitability and cash flows from operations.

FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET OIL AND GAS.

     Our ability to market oil and gas from our wells depends upon several factors beyond our control. These factors include:

     - the level of domestic production and imports of oil and gas;

     - the proximity of gas production to gas pipelines;

     - the availability of pipeline capacity;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternate fuel sources;

     - the effect of inclement weather;

     - state and federal regulation of oil and gas marketing; and

     - federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, our ability to market oil and gas or obtain favorable prices for our oil and gas could be adversely affected.

OPERATING HAZARDS INCLUDING THOSE PECULIAR TO THE MARINE ENVIRONMENT MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     Our operations are subject to risks inherent in the oil and gas industry, such as:

     - blowouts,

     - cratering,

     - explosions,

     - uncontrollable flows of oil, gas or well fluids,

     - fires,

     - pollution and

     - other environmental risks.

These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

LOSSES AND LIABILITIES FROM UNINSURED OR UNDERINSURED DRILLING AND OPERATING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OPERATIONS.

     We maintain several types of insurance to cover our operations, including maritime employer's liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $35 million. We also maintain operator's extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

     We may not be able to maintain adequate insurance in the future at rates we consider reasonable or losses may exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     This prospectus contains estimates of oil and gas reserves, and the future net cash flows attributable to those reserves, prepared by the Ryder Scott Company, our independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of Ryder Scott. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of:

     - the available data;

     - assumptions regarding future oil and gas prices;

     - expenditures for future development and exploitation activities; and

     - engineering and geological interpretation and judgment.

Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and oil and gas prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from those reserves may vary significantly from the assumptions and estimates in this prospectus. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. In calculating reserves on a Mcfe basis, oil was converted to gas equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by us from the sale of our oil and gas production.

     The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves included in this prospectus were prepared by Ryder Scott in accordance with the rules of the Securities and Exchange Commission, and are not intended to represent the fair market value of such reserves.

OUR MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR STOCKHOLDERS.

     Our directors and executive officers and their affiliates beneficially own about 39.8% of our outstanding common stock at December 31, 1999. If these persons were to act in concert, they will, as a practicable matter, be able to effectively control the company's affairs, including the election of the entire board of directors and, subject to Delaware law applicable to related party transactions, any matter submitted to a vote of the stockholders. This concentration of ownership could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquiror from attempting to obtain control of us. This could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

WE FACE STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES THAT MAY NEGATIVELY AFFECT OUR ABILITY TO CARRY ON OPERATIONS.

     We operate in the highly competitive areas of oil and gas exploration, development and production. Factors which affect our ability to successfully compete in the marketplace include:

     - the availability of funds and information relating to a property;

     - the standards established by us for the minimum projected return on investment;

     - the availability of alternate fuel sources; and

     - the intermediate transportation of gas.

Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial and other resources than we do.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

     - require the acquisition of a permit before drilling commences,

     - restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities,

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas,

     - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells, and

     - impose substantial liabilities for pollution resulting from our operations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

     Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

THE LACK OF TRADING VOLUME OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE PREVAILING MARKET FOR OUR COMMON STOCK.

     Historically, there has been limited trading volume for our common stock. Effective May 5, 1999, our common stock was delisted from quotation on The Nasdaq Stock Market for failure to comply with Nasdaq's listing and maintenance standards including a minimum bid price of $1.00 per share. Our common stock's listing on the Toronto Stock Exchange was not affected. Effective on the beginning of business, December 23, 1999, the common stock was again approved for listing on the Nasdaq National Market System. However, we may not be able to continue to meet Nasdaq's listing and maintenance standards in the future and our common stock may be delisted from quotation on the Nasdaq Stock Market. In addition, analysts may not provide coverage with respect to our common stock. These factors may affect the liquidity of our common stock and a significant market may not develop for our common stock.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE MORE CAPITAL DIFFICULT.

     Sales of a large number of shares of our common stock in the market after this offering or the perception that sales may occur could adversely affect the trading price of our common stock. Assuming the exercise of warrants issued in a private placement to accredited investors in August 1999, we would have had approximately 26.7 million shares of our common stock outstanding as of December 31, 1999. Of these shares, approximately 10.2 million shares are freely tradeable with the remaining constituting "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities may be resold publicly only following their effective registration under the Securities Act, or based upon an available exemption from the registration requirements of that Act, such as Rule 144. Under Rule 144, those shares will be eligible for resale, subject to certain volume limitations and other requirements. The holders of a substantial number of those restricted shares have registration rights granted in the private placement to accredited investors in August 1999 and the merger with American Explorer, L.L.C. on September 1, 1998.

     In the merger with American, we granted certain registration rights to persons who received an aggregate of 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights in the merger. The contingent stock issue rights entitle the holders to receive 1,667,001 shares our common stock if the trading price per share for our common stock is $5.00 or higher for 20 consecutive trading date on or before September 1, 2001. The registration rights provide the holders of this common stock and the common stock underlying the contingent stock issue rights the right to participate in registrations of our common stock by the company for our own account or the account of our stockholders. Accordingly, these persons were entitled to participate in this registration. However, these persons agreed to waive their rights to participate in this registration, while preserving their rights as to future registrations.

     We have also filed a registration statement on Form S-8 under the Securities Act to register 1,800,000 shares of our common stock reserved or to be available for issuance under our 1998 incentive plan. At December 31, 1999, options to purchase a total of 1,060,300 shares of our common stock were outstanding, leaving a total of 699,700 available for grant of incentive awards under our incentive plan. Shares of our common stock issued under our incentive plan generally are available for sale in the open market by holders who are not our affiliates and, subject to volume and other limitations of Rule 144, by holders who are affiliates of the company.

     We may issue additional restricted securities or register additional shares of common stock under the Securities Act in the future for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 would apply to resales of these shares by affiliates of the businesses that we acquire for a period of one year from the date of their acquisition, but otherwise these shares would be freely tradable by persons not affiliated with us unless we contractually restrict their resale.

     The availability for sale, or sale, of the shares of common stock eligible for future sale could adversely affect the market price of our common stock.

WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON
STOCK.

     Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from you. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends priority and liquidation premiums and may have greater voting rights than our common stock.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation and bylaws may delay, discourage, prevent or render more difficult an attempt to obtain control of our company, whether through a tender offer, business combination, proxy contest or otherwise. These provisions include:

     - the charter authorization of "blank check" preferred stock;

     - a limitation on the removal of directors only for cause, and then only on approval of holders of two-thirds of the outstanding voting stock; and

     - a restriction on the ability of stockholders to take actions by written consent.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION.

     This prospectus and the documents incorporated by reference into this prospectus include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference into this prospectus regarding increases in oil and gas production, our financial position, oil and gas reserve estimates, business strategy and other plans and objectives for future operations, are forward-looking statements. These expectations may not prove to be correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. Results of drilling, testing and production subsequent to the date of an estimate may also justify revisions of such estimates and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are disclosed under these "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 1999 and beyond could differ materially from those expressed in the forward-looking statements. All such forward-looking statements are expressly qualified in their entirety by such factors.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. The net proceeds from the exercise of any warrant is anticipated to be used to repay indebtedness and for general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling shareholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See "Plan of Distribution."


                                                     NUMBER OF SHARES
                                                     OWNED AND TO BE     NUMBER OF         NUMBER OF         PERCENTAGE OF
                                                      OWNED PRIOR TO    SHARES BEING     SHARES OWNED        SHARES OWNED
                SELLING SHAREHOLDERS                   OFFERING(1)       OFFERED(1)    AFTER OFFERING(2)   AFTER OFFERING(2)
                --------------------                 ----------------   ------------   -----------------   -----------------
Cramer Rosenthal McGlynn, LLC(3)-(11)...............    2,881,500(12)      45,000(13)            0                 *
CRM Partners, LP(4)(14).............................      696,000         696,000                0                 *
7804 Yukon Ltd.(15).................................      675,000         675,000                0                 *
William W. Rucks, IV(15)(16)........................      705,000         675,000           30,000                 *
R. Chaney & Partners IV, L.P.(17)...................      600,000         600,000                0                 *
CRM 1998 Enterprise Fund II, LLC(4)(18).............      525,000         525,000                0                 *
CRM Retirement Partners, LP(4)(19)..................      509,250         509,250                0                 *
Connaught Global Limited(20)........................      300,000         300,000                0                 *
CRM Madison Partners, LP(4)(21).....................      272,250         272,250                0                 *
Andrew M. Lessman(22)...............................      225,000         225,000                0                 *
Ingelside Company(5)(22)............................      225,000         225,000                0                 *
CRM 20/20 Fund, LLC(4)(22)..........................      225,000         225,000                0                 *
Gerald Cramer(3)(6)(22).............................      225,000         225,000                0                 *
Ironman Energy Capital(22)..........................      225,000         225,000                0                 *
Vivaldi, LLC(22)....................................      225,000         225,000                0                 *
MM & B Holdings, LLC(23)............................      195,000         195,000                0                 *
Apex Investment Fund Limited(24)....................      150,000         150,000                0                 *
BSR Investments Ltd.(24)............................      150,000         150,000                0                 *
Jay B. Langner(3)(5)(24)............................      150,000         150,000                0                 *
Michael P. Marcus(24)...............................      150,000         150,000                0                 *
E. Wayne Nordberg(24)...............................      150,000         150,000                0                 *
Investors Administration Services, Inc.(20)(25).....      100,000         100,000                0                 *
Michael D. Bodino(26)(27)...........................       93,750          93,750                0                 *
Kenneth R. Etheredge(26)(27)........................       93,750          93,750                0                 *
Bruce E. Lazier(26)(27).............................       93,750          93,750                0                 *
San Jacinto Securities, Inc.(26)(27)................       93,750          93,750                0                 *
Pamela Equities Corp.(3)(5)(28)(29).................       90,000          90,000                0                 *
Edward J. Rosenthal Profit Sharing Plan(3)(7)(30)...       75,000          75,000                0                 *
LAD Equity Partners, LP(30).........................       75,000          75,000                0                 *
Robert Rehme(30)....................................       75,000          75,000                0                 *
Nelson J. Luria, Trustee u/a dated 12/18/79 FBO
  Samuel S. Nordberg and Anna L. Nordberg(30).......       75,000          75,000                0                 *
The Laurence B. Flood Trust Dated 5/10/96(30).......       75,000          75,000                0                 *
CRM 1998 Enterprise Fund, LLC(4)(31)................       60,000          60,000                0                 *
Francisco A. Garcia(3)(31)(32)......................       60,000          60,000                0                 *
Kabuki Partners ADP, G.P.(3)(5)(29)(31).............       60,000          60,000                0                 *
Michael Prober(8)(33)...............................       52,500          52,500                0                 *
William R. Cline(3)(8)(34)..........................       37,500          37,500                0                 *
Fred M. Filoon(3)(9)(34)............................       37,500          37,500                0                 *
Eugene A. Trainor III(3)(10)(34)....................       37,500          37,500                0                 *

                                                     NUMBER OF SHARES
                                                     OWNED AND TO BE     NUMBER OF         NUMBER OF         PERCENTAGE OF
                                                      OWNED PRIOR TO    SHARES BEING     SHARES OWNED        SHARES OWNED
                SELLING SHAREHOLDERS                   OFFERING(1)       OFFERED(1)    AFTER OFFERING(2)   AFTER OFFERING(2)
                --------------------                 ----------------   ------------   -----------------   -----------------
Keith F. Carney(35).................................       30,000          30,000                0                 *
Janet M. Mavec(35)..................................       30,000          30,000                0                 *
Sam A. Beritela(11).................................       22,500          22,500                0                 *
Gloria K. Berry(26)(30).............................       25,000          25,000                0                 *
Michael Marrone(3)(8)(36)...........................       15,000          15,000                0                 *


---------------

  *  Less than 1%.

 (1) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

 (2) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.


 (3) These selling stockholders are owners of or are affiliated with owners of CRM Exploration, LLC, which is affiliated with PetroQuest as follows. CRM Investors, Inc. holds a 1% ownership interest in and is the managing member of CRM Exploration. Certain of the remaining 99% ownership interests in CRM Exploration are held by certain of the selling stockholders or by affiliates of certain of the selling stockholders. CRM Investors and CRM, Inc. are beneficially owned by the same stockholders although in different proportions. CRM, Inc. holds a 66% ownership interest in Cramer Rosenthal McGlynn, LLC, an affiliate of PetroQuest. PetroQuest and CRM Investors have reached an understanding that allows CRM Investors to participate in certain of PetroQuest's energy exploration programs through PetroQuest Energy One, L.L.C., a subsidiary of PetroQuest, and CRM Exploration. CRM Exploration's initial investment in the energy exploration programs is expected to range from $3.0 to $3.5 million. As a result of the understanding, on December 15, 1999, Energy One and CRM Exploration entered into a participation agreement, effective as of October 1, 1999, under which CRM Exploration purchased from Energy One an undivided seven percent of eight eighths (7% of 8/8ths) interest in a federal oil and gas lease in accordance with the terms of the agreement. It is expected that Energy One and CRM Exploration will enter into additional agreements, under which CRM Exploration will purchase various interests in the energy exploration programs. PetroQuest entered into the understanding with CRM Investors and the participation agreement with CRM Exploration to obtain additional capital to finance its energy exploration programs. PetroQuest believes that the understanding and the terms of the participation agreement were negotiated on an arm's length basis and were made on terms no less favorable than could have been obtained from other third parties.



 (4) These selling stockholders are affiliated with CRM, Inc., which holds a 66% ownership interest in Cramer Rosenthal McGlynn, LLC, as follows. CRM, Inc. serves as the general partner and holds a 1% ownership interest in CRM Partners, LP, CRM Retirement Partners, LP and CRM Madison Partners, LP. CRM, Inc. serves as the managing member and holds a 1% ownership interest in CRM 1998 Enterprise Fund II, LLC, CRM 20/20 Fund, LLC and CRM 1998 Enterprise Fund, LLC.



 (5) Cramer Rosenthal McGlynn, LLC serves as an investment advisor, as that term is defined in the Investment Advisers Act of 1940, as amended, to Ingelside Company, Jay B. Langner, Pamela Equities Corp. and Kabuki Partners ADP, G.P. Cramer Rosenthal McGlynn, LLC also serves as an investment advisor to several holders of ownership interests in CRM Exploration, LLC.



 (6) Mr. Cramer beneficially owns 29.50% of CRM, Inc. and 31.91% of CRM Investors, Inc. and serves as the chairman of CRM, Inc., CRM Investors, Inc., CRM Exploration, LLC and Cramer Rosenthal McGlynn, LLC.



 (7) The Edward J. Rosenthal Profit Sharing Plan is Edward J. Rosenthal's personal Keough plan. Mr. Rosenthal beneficially owns 6.12% of CRM, Inc. and 7.57% of CRM Investors, Inc. and serves as the vice-chairman of CRM, Inc., CRM Investors, Inc., CRM Exploration, LLC and Cramer Rosenthal McGlynn, LLC. Mr. Rosenthal is also the general partner of WOW Associates, Ltd., which holds an ownership interest in CRM Exploration, LLC.



 (8) Michael Prober, William R. Cline and Michael Marrone are employees of Cramer Rosenthal McGlynn, LLC.



 (9) Mr. Filoon beneficially owns 5.79% of CRM, Inc. and 6.00% of CRM Investors, Inc and serves as senior vice president of CRM, Inc., CRM Investors, Inc., CRM Exploration, LLC and Cramer Rosenthal McGlynn, LLC.

(10) Mr. Trainor beneficially owns 0.48% of CRM, Inc. and 0.50% of CRM Investors, Inc. and serves as executive vice president and chief operating officer of CRM, Inc., CRM Investors, Inc., CRM Exploration, LLC and Cramer Rosenthal McGlynn, LLC. Mr. Trainor also holds beneficial ownership interests in CRM Exploration, LLC.



(11) Mr. Beritela serves as vice president and chief financial officer of CRM, Inc., CRM Investors, Inc. and Cramer Rosenthal McGlynn, LLC. Includes warrants to purchase 7,500 shares of common stock at an exercise price of $1.25 per share.



(12) The beneficial owners of these shares of common stock have shared voting and shared investment power to all of the shares of common stock as reflected on Schedule 13G filed by Cramer Rosenthal McGlynn, LLC with the Securities and Exchange Commission on August 12, 1999. All of these beneficial owners are also selling shareholders under this prospectus and are assumed to offer all of their shares of our common stock pursuant thereto. Includes warrants to purchase 960,500 shares of common stock at an exercise price of $1.25 per share.



(13) Includes warrants to purchase 22,500 shares of common stock at an exercise price of $1.25 per share.



(14) Includes warrants to purchase 232,000 shares of common stock at an exercise price of $1.25 per share.



(15) Includes warrants to purchase 225,000 shares of common stock at an exercise price of $1.25 per share.



(16) In connection with the private placement to accredited investors in August 1999, Mr. Rucks was appointed to serve on our board of directors effective October 1999.



(17) Includes warrants to purchase 200,000 shares of common stock at an exercise price of $1.25 per share.



(18) Includes warrants to purchase 175,000 shares of common stock at an exercise price of $1.25 per share.



(19) Includes warrants to purchase 169,750 shares of common stock at an exercise price of $1.25 per share.



(20) Includes warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share.



(21) Includes warrants to purchase 90,750 shares of common stock at an exercise price of $1.25 per share.



(22) Includes warrants to purchase 75,000 shares of common stock at an exercise price of $1.25 per share.



(23) Includes warrants to purchase 65,000 shares of common stock at an exercise price of $1.25 per share.



(24) Includes warrants to purchase 50,000 shares of common stock at an exercise price of $1.25 per share.



(25) Investors Administration Services, Inc. received warrants to purchase 100,000 shares of common stock for acting as our placement agent in connection with our private placement to accredited investors in August 1999.



(26) San Jacinto Securities, Inc received warrants to purchase 400,000 shares of common stock for acting as our placement agent in connection with our private placement to accredited investors in August 1999. San Jacinto then distributed warrants to purchase 93,750, 93,750, 93,750 and 25,000 shares of common stock to Messrs. Bodino, Ethridge and Lazier and Ms. Berry, respectively.



(27) Includes warrants to purchase 93,750 shares of common stock at an exercise price of $1.25 per share.



(28) Includes warrants to purchase 30,000 shares of common stock at an exercise price of $1.25 per share.



(29) Mr. Greg Manocherian, who holds an ownership interest in CRM Exploration, LLC, also holds a 50% ownership interest in Pamela Equities Corp. and a 20% ownership interest in Kabuki Partners ADP, G.P.



(30) Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.25 per share.



(31) Includes warrants to purchase 20,000 shares of common stock at an exercise price of $1.25 per share.



(32) In connection with the private placement to accredited investors in August 1999, Mr. Garcia was appointed to serve on our board of directors by Cramer, Rosenthal, McGlynn LLC effective September 1999. Mr. Garcia is a former employee of and now serves as a consultant to Cramer Rosenthal McGlynn, LLC. Mr. Garcia also holds a 100% ownership interest in Nethuns, Inc., which holds an ownership interest in CRM Exploration, LLC.



(33) Includes warrants to purchase 17,500 shares of common stock at an exercise price of $1.25 per share.



(34) Includes warrants to purchase 12,500 shares of common stock at an exercise price of $1.25 per share.



(35) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $1.25 per share.



(36) Includes warrants to purchase 5,000 shares of common stock at an exercise price of $1.25 per share.

                              PLAN OF DISTRIBUTION

     This prospectus covers the resale of shares of our common stock by the selling stockholders. The selling stockholders may sell their shares of common stock under this prospectus:

     - through one or more broker-dealers acting as either principal or agent;

     - through underwriters;

     - directly to investors; or

     - any combination of these methods.

     The selling stockholders will fix a price or prices, and they may change the price, of the shares of common stock offered based upon:

     - market prices prevailing at the time of sale;

     - prices related to those market prices; or

     - negotiated prices.

     These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

     - on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in private transactions;

     - through the writing of options, whether the options are listed on an option exchange or otherwise; or

     - through the settlement of short sales.

     Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions from the selling stockholder or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

     To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling stockholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     Under the registration rights agreement, we have agreed to indemnify the selling stockholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling stockholders or underwriters may be required to make in respect of those liabilities.

     We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the shares covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     We have agreed to keep the registration statement, of which this prospectus is a part, effective until August 31, 2004, subject to extension for any suspension or blackout periods during which shares covered by this prospectus can not be sold.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements as of December 31, 1998, and for the year then ended of PetroQuest Energy, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

     The consolidated financial statements of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) as at December 31, 1997 and for the years ended December 31, 1997 and 1996 incorporated in this prospectus by reference and in the registration statement have been audited by KPMG LLP, independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS


Risk Factors..........................     3
Use of Proceeds.......................     9
Selling Stockholders..................    10
Plan of Distribution..................    13
Legal Matters.........................    14
Experts...............................    14


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                8,000,000 SHARES
                                   PETROQUEST
                                  ENERGY, INC.
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee and the Toronto Stock Exchange Listing Fee) are estimated.

SEC Registration Fee......................................   $ 3,858
Blue Sky Fees and Expenses................................    10,000
Toronto Exchange Listing Fee..............................    29,425
Printing and Mailing Costs................................     5,000
Legal Fees and Expenses...................................    15,000
Accounting Fees and Expenses..............................    15,000
Miscellaneous.............................................     5,000
                                                             -------
          Total...........................................   $83,283
                                                             =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty.

     The above discussion of our certificate of incorporation and bylaws and the DGCL is not intended to be exhaustive and is qualified in its entirety by the certificate, bylaws and statute.

     We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Plan and Agreement of Merger by and among Optima
                            Petroleum Corporation, Optima Energy (U.S. Corporation
                            its wholly-owned subsidiary and Goodson Exploration
                            Company, NAB Financial L.L.C., Dexco Energy, inc.,
                            American Explorer, L.L.C. (incorporated herein by
                            reference to Appendix G of the Proxy Statement on
                            Schedule 14A filed July 22, 1998).
          4.1            -- Registration Rights Agreement dated as of September 1,
                            1998 among Optima Petroleum Corporation, Charles T.
                            Goodson, Alfred J. Thomas, II, Ralph J. Daigle, Janell B.
                            Thomas, Alfred J. Thomas, III, Blaine A. Thomas, and
                            Natalie A. Thomas (incorporated herein by reference to
                            Exhibit 99.1 to Form 8-K dated September 16, 1998).
          4.2            -- Form of Certificate of Contingent Stock Issue Right
                            (incorporated herein by reference to Exhibit 4.3 to Form
                            8-K dated September 16, 1998).
          4.3            -- Form of Warrant to Purchase Shares of Common Stock of
                            PetroQuest Energy, Inc. (incorporated herein by reference
                            to Exhibit 4.1 to Form 8-K dated August 9, 1999).
          4.4            -- Form of Placement Agent Warrant to Purchase Shares of
                            Common Stock of PetroQuest Energy, Inc. (incorporated
                            herein by reference to Exhibit 4.2 to Form 8-K dated
                            August 9, 1999).
         +5.1            -- Opinion of Porter & Hedges, L.L.P.
        *23.1            -- Consent of Arthur Andersen LLP
        *23.2            -- Consent of KPMG LLP
        +23.3            -- Consent of Porter & Hedges, LLP (contained in Exhibit
                            5.1)
        +24.1            -- Power of attorney


---------------

* Filed herewith.

+ Previously filed.

     (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on February 1, 2000.


                                            PETROQUEST ENERGY, INC.

                                            By:   /s/ CHARLES T. GOODSON
                                              ----------------------------------
                                                Charles T. Goodson,
                                                President, Chief Executive
                                                Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                 CAPACITY IN WHICH SIGNED           DATE
---------                                                 ------------------------           ----

                          *                              Chairman of the Board and     February 1, 2000
-----------------------------------------------------      Director
                William C. Leuschner

               /s/ CHARLES T. GOODSON                    President, Chief Executive    February 1, 2000
-----------------------------------------------------      Officer and Director
                 Charles T. Goodson                        (Principal Executive
                                                           Officer)

                          *                              Chief Operating Officer       February 1, 2000
-----------------------------------------------------      and Director
                Alfred J. Thomas, II

                          *                              Senior Vice President --      February 1, 2000
-----------------------------------------------------      Exploration and Director
                   Ralph J. Daigle

                          *                              Chief Financial Officer,      February 1, 2000
-----------------------------------------------------      Secretary and Director
                 Robert R. Brooksher                       (Principal Financial and
                                                           Accounting Officer)

                          *                              Director                      February 1, 2000
-----------------------------------------------------
                 Daniel G. Fournerat

                          *                              Director                      February 1, 2000
-----------------------------------------------------
                Robert L. Hodgkinson

                          *                              Director                      February 1, 2000
-----------------------------------------------------
                William W. Rucks, IV

                          *                              Director                      February 1, 2000
-----------------------------------------------------
                 Francisco A. Garcia

            *By: /s/ ROBERT R. BROOKSHER
  ------------------------------------------------
                 Robert R. Brooksher
         Chief Financial Officer, Secretary,
          Director and as attorney-in-fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Plan and Agreement of Merger by and among Optima
                            Petroleum Corporation, Optima Energy (U.S. Corporation
                            its wholly-owned subsidiary and Goodson Exploration
                            Company, NAB Financial L.L.C., Dexco Energy, inc.,
                            American Explorer, L.L.C. (incorporated herein by
                            reference to Appendix G of the Proxy Statement on
                            Schedule 14A filed July 22, 1998).
          4.1            -- Registration Rights Agreement dated as of September 1,
                            1998 among Optima Petroleum Corporation, Charles T.
                            Goodson, Alfred J. Thomas, II, Ralph J. Daigle, Janell B.
                            Thomas, Alfred J. Thomas, III, Blaine A. Thomas, and
                            Natalie A. Thomas (incorporated herein by reference to
                            Exhibit 99.1 to Form 8-K dated September 16, 1998).
          4.2            -- Form of Certificate of Contingent Stock Issue Right
                            (incorporated herein by reference to Exhibit 4.3 to Form
                            8-K dated September 16, 1998).
          4.3            -- Form of Warrant to Purchase Shares of Common Stock of
                            PetroQuest Energy, Inc. (incorporated herein by reference
                            to Exhibit 4.1 to Form 8-K dated August 9, 1999).
          4.4            -- Form of Placement Agent Warrant to Purchase Shares of
                            Common Stock of PetroQuest Energy, Inc. (incorporated
                            herein by reference to Exhibit 4.2 to Form 8-K dated
                            August 9, 1999).
         +5.1            -- Opinion of Porter & Hedges, L.L.P.
        *23.1            -- Consent of Arthur Andersen LLP
        *23.2            -- Consent of KPMG LLP
        +23.3            -- Consent of Porter & Hedges, LLP (contained in Exhibit
                            5.1)
        +24.1            -- Power of attorney


---------------

* Filed herewith.

+ Previously filed.